Exhibit 99.1

[LOGO]

NEWS RELEASE for September 9, 2003 at 8:55 AM EDT
Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	650-314-3400
	949-474-4300	dstewart@ritamed.com
matt@allencaron.com
len@allencaron.com

RITA MEDICAL SYSTEMS NAMES JOHN J. SOTO VICE PRESIDENT, INTERNATIONAL

Proven Sales and Marketing Executive to Focus on

International Sales Growth/Market Share

Mountain View, Calif., September 9, 2003… RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that international medical device executive John J. Soto has been named Vice President, International, effective immediately. Mr. Soto will report directly to President and Chief Executive Officer Joseph M. DeVivo and will lead the international sales and marketing programs for the Company.

Mr. Soto has more than 11 years of healthcare industry experience in various international sales, marketing, general management and business development positions, operating in continental Europe, the United Kingdom, Africa and the Middle East. Prior to joining RITA, Mr. Soto was Vice President and General Manager, Operations for Europe, the Middle East and Africa for Santa Barbara, Calif. based Computer Motion Inc. In this position he had overall profit and loss responsibility for the operation and oversaw the business strategy, planning, development, and public relations functions of the business.

“With John’s proven management abilities we intend to regain the market share leadership position internationally that we now enjoy in the U.S.,” commented Mr. DeVivo. “John will focus on key overseas markets where the introduction of our new Semi-Flex product is well suited to the global clinical radiology environment.”

Prior to joining Computer Motion, Mr. Soto spent two years as Managing Director of Europe for Norwalk, Conn. based Surgical Dynamics, a division of TYCO International’s Healthcare Business, where his responsibilities included strategic and business planning, business development, public relations and market research. Before that, he spent nine years at United States Surgical, which became a division of TYCO International during his tenure. Mr. Soto began his career at United States Surgical as a Senior Sales Representative and progressed in 1999 to Product Director – Cardiac Division.

MORE-MORE-MORE

RITA MEDICAL SYSTEMS NAMES JOHN J. SOTO VICE PRESIDENT, INTERNATIONAL

Page 2-2-2

Mr. Soto served in the British Royal Navy, and is a graduate of the Royal Naval College in Dartmouth, England with a degree in engineering. He has a diploma in medical marketing from the University of California at Los Angeles. Mr. Soto speaks Spanish, French, Portuguese, and Italian in addition to English. Mr. Soto will be based in Edinburgh, Scotland.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s plans (i) to extend its technology to applications beyond the liver, (ii) to expand its product line with new and modified products and (iii) to control expenses are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks are included in the Company’s filings with the Securities and Exchange Commission.

# # # #